Exhibit 5

                                                           [EXECUTION COPY]


                             SUPPORT AGREEMENT
                             -----------------

THIS AGREEMENT made the 10th day of October, 2003,

BETWEEN

               678669 B.C. LTD., a corporation incorporated under the laws of British Columbia

               (the "Offeror")

AND:

               HONEYWELL INTERNATIONAL INC., a corporation incorporated under the laws of Delaware

               ("Offeror's Parent")

AND:

               SILENT WITNESS ENTERPRISES LTD., a company incorporated under the laws of British Columbia

               ("Company")

WHEREAS:

A. Offeror's Parent has taken the initiative of organizing and incorporating the Offeror for the purposes contemplated in this Agreement;

B. The Offeror and Offeror's Parent wish to make a takeover bid, through the Offeror, for all of the outstanding Common Shares at a price per share of $11.27, assuming that there will be no more than 7,952,952 Common Shares outstanding at the expiry of the bid (which number of Common Shares shall be reduced by any Options which are surrendered to the Company for cancellation and payment in cash in lieu of exercise and cancelled pursuant to such surrender or share appreciation rights that are settled by a cash payment without issuance of Common Shares), and based upon the representations and warranties of the Company made in this Agreement;

C. The Board of Directors has unanimously determined to recommend acceptance of the Offer to the shareholders of the Company and for the Company to cooperate with the Offeror and take all reasonable action not inconsistent with the fiduciary obligations of the directors of the Company to support the Offer, all on the terms and subject to the conditions contained herein;

D. The Offeror's Parent has, concurrently with the execution of this Agreement, entered into deposit agreements with Rob Bakshi, Vinod Bakshi and Tom Gill, setting forth the terms and conditions upon which such shareholders shall irrevocably deposit, or cause to be deposited, under the Offer all such holders' current and subsequently acquired Common Shares; and

E. The Board of Directors has unanimously determined that it would be in the best interests of the Company to enter into this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

                                 ARTICLE 1
                                 THE OFFER

1.1       THE OFFER

     (a) Subject to the terms and conditions of this Agreement, the Offeror and Offeror's Parent shall promptly publicly announce and, on a day no later than October 28, 2003, issue and mail the Offer in accordance with the Applicable Laws. Under the Offer, the Offeror shall offer to purchase all the outstanding Common Shares, including Common Shares issuable upon the conversion, exchange or exercise of any (i) options to acquire Common Shares (the "Options") and (ii) other rights, warrants or entitlements to acquire Common Shares, at a price of $11.27 in cash per Common Share.

     (b) The Offer will provide that the obligations of the Offeror to take-up and pay for Common Shares will be subject only to the satisfaction or waiver of the Bid Conditions set out on Exhibit II, including the Minimum Condition.

     (c) The Offer will be made in accordance with the Applicable Laws and applicable securities legislation in other jurisdictions in Canada and in the United States where registered holders of Common Shares are located, be in the English and, if necessary under the laws of the province of Quebec, French language, be signed by both the Offeror and Offeror's Parent, as offerors, and the initial expiration date and time will be (i) not earlier than 4:30 p.m. (Vancouver time) on a date 36 days after the date the Offer is first published or sent or given to holders of Common Shares and (ii) not later than 4:30 p.m. (Vancouver time) on a date 40 days after the date the Offer is first published or sent or given to holders of Common Shares, subject to the right of the Offeror to extend the period during which Common Shares may be deposited under the Offer if any of the Bid Conditions are not satisfied on the initial expiry date of the Offer. The Offeror and Offeror's Parent shall use their reasonable best efforts to consummate the Offer and take up and pay for the Common Shares validly deposited thereunder and not withdrawn, subject only to the terms and conditions thereof and hereof. In the event that the condition set forth in paragraphs (a) or (b) of the Bid Conditions is not satisfied by the initial expiration date, the Offeror and Offeror's Parent shall extend the Offer, and continue to extend the Offer, until at least January 31, 2004 (provided that at least 75% of the outstanding Common Shares on a fully-diluted basis other than Common Shares already held at the date of the Offer by, or by a nominee for, the Offeror or its affiliates have been validly deposited and not withdrawn) or such earlier date on which such conditions may be satisfied or on which it is determined by the Offeror that such conditions cannot be satisfied.

     (d) Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all the Bid Conditions as of any expiration date, the Offeror shall within the time periods required by Applicable Laws take-up, accept for payment and pay for all Common Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer.

     (e) It is understood and agreed that the Offeror and Offeror's Parent may, in their sole discretion, modify or waive any term or condition of the Offer, provided that the Offeror and Offeror's Parent shall not, without the consent of the Company:

          (i) increase the number or percentage of Common Shares required to satisfy the Minimum Condition or decrease the number or percentage of Common Shares required to satisfy the Minimum Condition below 50% of the outstanding Common Shares, decrease the consideration per Common Share payable under the Offer, change the form of consideration payable under the Offer (other than to add additional consideration) or decrease the number of Common Shares sought under the Offer;

          (ii)   impose additional material conditions to the Offer;

          (iii) in the event all of the Bid Conditions are satisfied or waived, extend the period during which Common Shares may be deposited under the Offer without taking up and paying for Common Shares validly deposited thereunder and not withdrawn except as required by Applicable Law; or

          (iv) modify or amend the Offer or any terms thereof in any manner adverse to the holders of Common Shares.

     (f) The Offer Documents will comply in all material respects with Applicable Laws and, on the date filed with applicable securities regulatory authorities, and on the date first published, sent or given to the holders of Common Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no warranty or representation is made by the Offeror or Offeror's Parent with respect to information supplied by the Company for inclusion in the Offer Documents. The Offeror and Offeror's Parent will give the Company a reasonable opportunity to review and comment upon a draft copy of any Offer Document to be filed prior to any such filing and will provide the Company in writing any comments or response the Offeror or Offeror's Parent (or their representatives) may receive from or send to the applicable securities regulatory authorities with respect to the Offer Documents promptly after the receipt or before the sending of such comments or response. Each of the Offeror and Offeror's Parent, on the one hand, and the Company, on the other hand, agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Offeror and Offeror's Parent further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the applicable securities regulatory authorities and to be disseminated to the holders of Common Shares, in each case as and to the extent required by Applicable Laws.

1.2 CONDITIONS TO THE OFFEROR'S AND OFFEROR'S PARENT'S OBLIGATION TO MAKE THE OFFER

     (a) The obligation of the Offeror and Offeror's Parent to make the Offer is conditional on the prior satisfaction of the following conditions:

          (i) the obligations of the Offeror hereunder shall not have been terminated pursuant to section 4.3;

          (ii) no circumstance, fact, change, event or occurrence caused by a person other than the Offeror or Offeror's Parent shall have occurred that would render it impossible for one or more of the Bid Conditions to be satisfied;

          (iii) the Board of Directors shall have received the advice of its financial advisors and unanimously:

                 A. determined that the Offer is fair to the holders of Common Shares; and

                 B. resolved to recommend that holders of Common Shares accept the Offer and not withdraw or change such recommendation in a manner that has substantially the same effect as a withdrawal of it;

          (iv) the Board of Directors shall have made the determinations set forth in section 1.3(a) (and such determinations shall still be in effect) and have resolved to waive the provisions of the Company's Rights Plan in respect of the Offer in a manner reasonably satisfactory to Offeror's Parent;

          (v) the Company shall terminate or waive, irrevocably, the standstill provisions contained in the Confidentiality Agreement; and

          (vi) no cease trade order, injunction or other prohibition at law shall exist against the Offeror making the Offer or taking up or paying for Common Shares deposited under the Offer.

     (b) The foregoing conditions are for the sole benefit of the Offeror and Offeror's Parent and any or all of them may be waived by them in whole or in part in their sole discretion without prejudice to any other right they may have under this Agreement, which conditions shall be deemed to have been satisfied upon the Offer being made.

1.3       COMPANY ACTIONS

     (a) The Company hereby represents that the Board of Directors, upon consultation with its advisors, has unanimously:

          (i) determined that the Offer is fair to the holders of Common Shares and is in the best interests of the Company and the holders of Common Shares;

          (ii) approved this Agreement and resolved to recommend that holders of Common Shares accept the Offer and has not withdrawn or changed such recommendation in a manner that has substantially the same effect as a withdrawal of it; and

          (iii) resolved to waive the application of the Company's Rights Plan in respect of the Offer;

          provided that the Offer does not differ in any material respect from the terms and conditions of the Offer as contemplated herein.

     (b) The Company shall prepare and make available for mailing as soon as practicable after the date the Offer is made a Directors' Circular, and in any event within the time period required by Applicable Laws, prepared in accordance with all Applicable Laws, containing a recommendation to accept the Offer and the Company shall use its best efforts to mail the Directors' Circular on the same date that the Offer is mailed.

     (c) The Directors' Circular will comply in all material respects with Applicable Laws and, on the date filed with the applicable securities regulatory authorities, and on the date first published, sent or given to the holders of Common Shares, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Offeror or Offeror's Parent for inclusion in the Directors' Circular. The Company will give the Offeror or Offeror's Parent a reasonable opportunity to review and comment upon a draft copy of the Directors' Circular prior to its filing (recognizing that the contents of the Directors' Circular are the sole responsibility of the Board of Directors) and will provide the Offeror or Offeror's Parent in writing any comments or response the Company (or their representatives) may receive from or send to the applicable securities regulatory authorities with respect to the Directors' Circular promptly after the receipt or before the sending of such comments or response. Each of the Company, on the one hand, and the Offeror and Offeror's Parent, on the other hand, agree promptly to correct any information provided by them for use in the Directors' Circular if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Directors' Circular as so corrected to be filed with applicable securities regulatory authorities and to be disseminated to the holders of Common Shares, in each case as and to the extent required by Applicable Laws.

1.4       COMPANY TO COOPERATE IN MAKING OF THE OFFER

     (a) The Company shall cause its registrar and transfer agent to provide the Offeror with a list of the holders of Common Shares and a list of participants in book-based nominee registrants such as CDS & Co. together with their addresses and respective holdings of Common Shares, and such other information as the Offeror may reasonably request in connection with communicating the Offer to record and beneficial owners of Common Shares.

     (b) The Company shall provide the Offeror with the names, addresses and holdings of all persons having rights to acquire Common Shares and the details of such rights.

     (c) Subject to Applicable Laws, the Company shall from time to time furnish the Offeror with such additional information in the possession of or within the control of the Company as the Offeror may reasonably request in order for the Offeror to be able to communicate the Offer to the holders of the Common Shares and to such other persons as are entitled to receive the Offer under the Applicable Laws, including updated or additional lists of holders of Common Shares and lists of securities positions.

1.5       COMPANY DIRECTORS

          Promptly upon the purchase by the Offeror pursuant to the Offer of such number of Common Shares which, together with the Common Shares held by or on behalf of the Offeror and Offeror's Parent, represents at least a majority of the outstanding Common Shares, and from time to time thereafter, the Offeror shall be entitled to designate such number of directors of the Board of Directors and any committees thereof (rounded up to the next whole number of directors) as is proportionate (determined after giving effect to the directors to be appointed or elected under this section) to the percentage of outstanding Common Shares beneficially owned by or on behalf of the Offeror and Offeror's Parent, and the Company shall not frustrate the Offeror's attempts to do so and shall cooperate with the Offeror to enable the Offeror's designees to be elected or appointed to the Board of Directors, including, without limitation, at the request of the Offeror, by using its best efforts to increase the number of directors comprising the Board of Directors and/or securing the resignations of such number of directors as is necessary to cause the Offeror's designees to be so elected or appointed.

1.6       SECOND-STEP TRANSACTION

          The Offeror and Offeror's Parent covenant and agree that upon Common Shares being taken up and paid for under the Offer, the Offeror shall utilize the Compulsory Acquisition provision in respect of Common Shares not tendered under the Offer if permitted to do so under the Act. If the Offeror is unable to use such Compulsory Acquisition provision, the Offeror will propose an alternate arrangement, which may include, without limitation, a statutory arrangement, amalgamation, merger, or other combination ("Second-Step Transaction") of the Company with the Offeror or an affiliate of the Offeror within 180 days after the Offeror takes up and pays for Common Shares under the Offer on terms and conditions to be determined by the Offeror, provided that the Offeror agrees that if any Second-Step Transaction is effected it will provide that the holders of any Common Shares, other than the Offeror and Offeror's Parent, shall be entitled to receive consideration per share in cash or the right to receive cash within 35 days following the approval of the Second-Step Transaction at least equal to the amount paid per share under the Offer. Nothing herein shall be construed to prevent the Offeror or Offeror's Parent from acquiring, directly or indirectly, additional Common Shares in the open market, in privately negotiated transactions, in another takeover bid or exchange offer, or otherwise in accordance with Applicable Laws, following taking up and paying for Common Shares under the Offer. In the case of a Second-Step Transaction, under the direction of the Offeror, the Company shall cooperate in the calling of the necessary shareholder meeting and in making any necessary regulatory and court applications. The Offeror shall prepare the drafts of the documentation required for any such transaction, with the Company and its advisors being entitled to participate in their preparation.

1.7       EMPLOYMENT AND SEVERANCE AGREEMENTS

          After the Offeror takes up and pays for Common Shares under the Offer, the Offeror and Offeror's Parent shall cause the Company and any successor of the Company to agree to honour and comply with the terms of all existing employment and severance agreements and policies to which the Company is subject or by which it is bound, as the same may be amended or modified as permitted hereunder. The Company Disclosure Schedule contains a true and complete list of all existing severance agreements and written employment agreements and policies to which the Company is subject or by which it is bound, true and complete copies of which severance agreements and written employment agreements have been provided to Offeror's Parent.

                                 ARTICLE 2
                       REPRESENTATIONS AND WARRANTIES

2.1       REPRESENTATIONS AND WARRANTIES OF THE OFFEROR AND OFFEROR'S PARENT

          The Offeror and Offeror's Parent hereby jointly and severally represent and warrant to the Company as to those matters set forth in
Exhibit III and acknowledge that the Company is relying upon those representations and warranties in entering into this Agreement.

2.2       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to the Offeror and Offeror's Parent as to those matters set forth in Exhibit IV and acknowledges that the Offeror and Offeror's Parent are relying upon those representations and warranties in entering into this Agreement.

2.3       INVESTIGATION

          No investigation by or on behalf of any party prior to the date of this Agreement shall mitigate, diminish or affect the representations and warranties made by any other party.

2.4       KNOWLEDGE

          Any reference in this Agreement to the "knowledge" of the Company shall mean to the best of the actual knowledge, information and belief of any of the Senior Management of the Company after due inquiry.

                                 ARTICLE 3
                            CONDUCT OF BUSINESS

3.1       CONDUCT OF BUSINESS OF THE COMPANY PENDING COMPLETION OF THE OFFER

The Company covenants and agrees that from the date hereof and until the earlier of (i) the time that the Offeror takes up and pays for Common Shares under the Offer and (ii) the expiry, termination or withdrawal of the Offer, except as consented to or approved by Offeror's Parent or as otherwise expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

     (a) alter any of the provisions of the constating documents of the Company or any of the Subsidiaries of the Company;

     (b) resolve to consolidate, subdivide, reclassify, alter or reduce its share capital in any way or repurchase, redeem or otherwise acquire any of its shares;

     (c) except as provided in section 3.3, make an allotment of, or issue, reissue or sell, any Common Shares or Preference Shares, or grant (including a grant under any plan existing as of the date hereof), or amend (other than the amendment of any Options outstanding at the date of this Agreement to accelerate the vesting of such Options, to the extent such Options are not otherwise fully vested or exercisable in full, or to permit the payment to the holder thereof, in cash representing, for each share the holder has the right to acquire under the Option, the excess of the price to be paid for the Common Shares under the Offer (as the same may be increased or varied from time to time) over the exercise price thereof, the terms of, any Option, right or warrant to subscribe for or acquire, any of its shares or issue securities convertible or exchangeable into or for its shares;

     (d) other than in the ordinary course of business consistent with past practice, purchase or otherwise acquire or sell, transfer, lease, exchange or otherwise dispose of any material assets or material properties;

     (e) except pursuant to existing Indebtedness or renewal or replacement Indebtedness for a principal amount approximately the same (or less) as the principal amount of the Indebtedness renewed or replaced, incur or become liable upon any Indebtedness;

     (f) except as disclosed in the Company Disclosure Schedule, pledge, lien, restrict, mortgage, charge, enter into any title retention agreement, or otherwise encumber any property or assets of the Company or any Subsidiary of the Company;

     (g) except as disclosed in the Company Disclosure Schedule, enter into any agreement, whatsoever, to sell, transfer, exchange, encumber or otherwise dispose of the lands which are the subject of the Land Exchange Agreement;

     (h) except as disclosed in the Company Disclosure Schedule, license or otherwise alienate or encumber in any manner, any of the Owned Intellectual Property or other proprietary technology;

     (i) declare or pay any dividends, including for the purpose of effecting a share subdivision, or make any payment or distribution with respect to its shares;

     (j) except as disclosed in the Company Disclosure Schedule or pursuant to existing employment, pension, termination or compensation agreements, arrangements, plans or policies, grant or agree to pay any bonuses, salary increases, severance or termination pay or enter into or modify any employment, retention, change of control, collective bargaining, bonus, incentive compensation or other compensation or benefit plan, policy, agreement, trust, fund, entitlement or arrangement with, for or in respect of, any director or officer of the Company or any of its Subsidiaries other than reasonable compensation arrangements for members of the special committee formed to consider the Offer as may be approved by the Board of Directors;

     (k) except as disclosed in the Company Disclosure Schedule or pursuant to existing employment, pension, termination or compensation agreements, arrangements, plans or policies (in each case, true and complete copies of which written agreements have been provided to Offeror's Parent) in the case of employees who are not officers or directors of the Company or any of its Subsidiaries, grant or agree to pay any bonuses, salary increases, severance or termination pay or increase any benefits or any consideration payable under any benefit plan, policy, agreement, trust, fund, arrangement or welfare plan for the benefit of any employee or employees of the Company or any of its Subsidiaries in effect on the date hereof;

     (l) except as disclosed in the Company Disclosure Schedule or as required by applicable law, enter into or modify in any material respect any material contract or agreement of which the Company or any Subsidiary of the Company has the benefit;

     (m) except in the ordinary course of business consistent with past practice or as disclosed in the Company Disclosure Schedule, enter into, or amend (such that such amendment has the effect set forth in clause (i) or (ii) below) any instrument or transaction
          (i) pursuant to which the aggregate financial obligation of the Company or a Subsidiary or the value of the services to be provided could exceed $100,000, or (ii) which is not terminable upon no more than 90 days' notice by the Company or the Subsidiary involved without penalty in excess of $100,000, except, in each case, as required pursuant to the terms of agreements as in effect on the date hereof (in which case the Company shall promptly notify Offeror's Parent) (it being understood that the exceptions set forth in this paragraph (m) shall not expand the scope of any exception or permit any actions in any way that is otherwise specifically restricted by this
          Section 3.1);

     (n) enter into, amend, modify, terminate or waive any material rights under any material contract or any material agreement or other material obligation that restricts, in any material respect, the activities of the Company or a Subsidiary of the Company or amend, modify, terminate or waive any such right, agreement or obligation that restricts in any material respect any other person; or

     (o) except as disclosed in the Company Disclosure Schedule, amalgamate or merge with any other person or resolve that it be wound up or permit the making of any court order for the winding up or dissolution of the Company or any of its Subsidiaries, adopt any plan of liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization or other fundamental reorganization, appoint or permit the appointment of a liquidator, receiver or trustee in bankruptcy for the Company or any Subsidiary of the Company or in respect of the assets of the Company or any Subsidiary of the Company;

     (p) acquire by amalgamation, merger or consolidation with, purchasing substantially all of the assets (provided that such assets are in excess of $100,000) of or otherwise, any business of any corporation, partnership, association or other business organization, or division thereof;

     (q) except as disclosed in the Company Disclosure Schedule, enter into any transaction or arrangement with or incur any indebtedness, liability or obligation to any director or officer, former director or officer or employee of the Company or any Subsidiary, or any other person not dealing at arm's length (within the meaning of the Income Tax Act (Canada)) with, the Company or any Subsidiary or any affiliate of the foregoing; or

     (r) except as disclosed in the Company Disclosure Schedule, commence or settle any litigation, claims, investigations, grievances or proceedings, including appeals and applications for review, involving the Company or any Subsidiary of the Company.

3.2       POSITIVE COVENANTS

The Company agrees with the Offeror and Offeror's Parent that (except as expressly contemplated by this Agreement or as otherwise consented to or approved by the Offeror and Offeror's Parent in writing) prior to the earlier of (i) the time that the Offeror takes up and pays for Common Shares under the Offer and (ii) the expiry, termination or withdrawal of the Offer, the Company shall:

     (a) carry on its business and cause each of its Subsidiaries to carry on its business in the ordinary course consistent with past practice;

     (b) promptly and in any case within 24 hours advise Offeror's Parent of (i) any change in the financial condition, operations, business or capital of the Company or any of its Subsidiaries that is Materially Adverse to the Company (ii) any withdrawal or change that has substantially the same effect as a withdrawal of the recommendation or approval of any member or members of the Board of Directors with respect to the determinations set forth in section 1.3(a);

     (c) use its best efforts to maintain the current insurance policies of it and its Subsidiaries and not allow such policies to be cancelled or terminated or any other coverage thereunder to lapse, unless at the same time as such termination, cancellation or lapse, replacement policies underwritten by one or more insurance companies of nationally recognized standing providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies, if available, for reasonably similar premiums are in full force and effect;

     (d) use, and cause each of its Subsidiaries to use, its commercially reasonable efforts to preserve intact their respective business organizations and goodwill, to keep available the services of their respective officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others with whom they have business relationships and inform Offeror's Parent orally and in writing promptly and in any case within 24 hours if any member of the Senior Management of the Company or any other officer submits a resignation;

     (e) pay all material accounts payable and other material obligations (including, for greater certainty, all insurance premiums and Taxes, including instalments on account of taxes, when they become due and payable and also including withholding, collecting and remitting Taxes on a timely basis) in the ordinary course of business consistent with past practice, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other material obligations which are contested in good faith, only after consultation with Offeror's Parent;

     (f) duly and timely make or prepare all Tax Returns required to be made or prepared by it, duly and timely file all Tax Returns required to be filed by it with the appropriate governmental authority and duly, completely and correctly report all income and all other amounts and information required to be reported thereon;

     (g) duly and timely comply with all requirements of applicable securities laws (including, without limitation, the timely and complete filing pursuant to applicable Canadian securities laws of the Company's Annual Information Form for the fiscal year ended July 31, 2003);

     (h) following the making of the Offer (other than during the pendency of a Competing Proposal being considered by the board of directors of the Company), permit Offeror's Parent and its representatives, provided they do not interfere with the ordinary conduct of the Company's business, upon reasonable notice to and prior consultation with, Rob Bakshi, Tom Gill or any designee thereof, to have reasonable access during normal business hours to (i) the Real Property, (ii) all other locations where books and records or other material relevant to the business of the Company and its Subsidiaries are stored, (iii) all the books and records, and (iv) the properties and assets used by the Company, and provided that (A) Offeror's Parent and its representatives will not contact employees of the Company or its Subsidiaries except after prior consultation with Rob Bakshi, Tom Gill or any designee thereof; (B) except as disclosed in the Company Disclosure Schedule, Offeror's Parent and its representatives will not be entitled to contact suppliers, distributors, customers and others with whom the Company and its Subsidiaries have business relationships without the express approval of Rob Bakshi, Tom Gill or any designee thereof; and (C) notwithstanding the foregoing, the Company shall not be required to disclose (x) any information, records, files or other data to Offeror's Parent where prohibited by any applicable laws (it being understood that if any consent of any person or governmental authority is required to permit the Company or any of the Subsidiaries to release any information to Offeror's Parent, the Company shall make all reasonable efforts to obtain such consent as soon as possible); and (y) any of the Company's management or Board of Directors' materials relating to the assessment or evaluation of the transactions contemplated hereby or any Competing Proposal proposed by any other person) nor any information supplied by any of its officers, directors, employees, financial advisors, legal advisors, auditors, representatives or agents or other advisors in connection therewith or any confidentiality agreement made between the Company and any other person in respect of any Competing Proposal;

     (i) provide the Offeror, Offeror's Parent, and their respective employees, agents, contractors, and subcontractors with access to the property owned by Company located at 14962-56th Avenue, Surrey, British Columbia, for the purpose of performing an environmental investigation of such property, at the sole cost and expense of the Offeror and Offeror's Parent, including without limitation, such soil, surface water, and groundwater studies as may be necessary to assess the environmental condition of such property;

     (j) duly and timely furnish Offeror's Parent on a monthly basis with copies of unaudited monthly financial and operating statements of the Company and the Subsidiaries as prepared under the direction of senior management of the Company;

     (k) duly and timely, upon request by Offeror's Parent or Offeror's Parent counsel, execute and deliver to Offeror's Parent all necessary consents and authorizations to permit Offeror's Parent to have inspections made or have existing records released to Offeror's Parent by the municipal building and zoning department, fire department, public works, environmental agencies, the elevator inspections branch of the provincial or territorial department of labour and other appropriate authorities as Offeror's Parent may consider advisable; and

     (l) use its best efforts to perform or comply with, in all respects, all its obligations and covenants under this Agreement
          (including, without limitation, the obligations of the Company set forth in section 3.6).

3.3       PERMITTED TRANSACTIONS

          Nothing in this Agreement will restrict the ability of the Company or its Subsidiaries to:

     (a) subject to the restriction in section 3.1(c) against granting, or amending the terms of, any Options, issue or transfer Common Shares upon the exercise of any Option granted prior to the date of this Agreement;

     (b)  incur and pay the Transaction Expenses.

3.4       OFFEROR NOT TO MANAGE OR CONTROL THE COMPANY'S BUSINESS

          The Offeror and Offeror's Parent acknowledge and agree that nothing contained in this Agreement shall give or be deemed to give the Offeror or Offeror's Parent, directly or indirectly, the right to control or direct the management of the Company's operations prior to the time the Offeror takes up and pays for the Common Shares and the Company shall continue to exercise, subject to the terms and conditions of this Agreement, complete control, direction and supervision over its business and operations.

3.5       OFFICERS' AND DIRECTORS' INSURANCE AND INDEMNIFICATION

     (a) The parties agree that, notwithstanding any other provision of this Agreement, the Offeror or Offeror's Parent may secure non-cancellable prepaid officers' and directors' liability insurance covering the officers and directors of the Company and its Subsidiaries on a six year "trailing" or "run-off" basis on terms no less favourable (as determined by the parties acting reasonably), to the extent available on reasonable commercial terms and permitted by law, to such persons than such insurance maintained in effect by the Company on the date hereof in terms of similar coverage and amounts (such insurance, the "Run-Off Coverage").

     (b) If a policy described in section 3.5(a) is not obtained (or evidence reasonably satisfactory to the Company that the Offeror or Offeror's Parent has made arrangements to secure such policy is not provided to the Company) by Offeror and Offeror's Parent at a time no later than 48 hours (not counting Saturdays, Sundays and holidays) prior to the expiry time of the Offer, the Company may secure Run-Off Coverage prior to the time that the Offeror first takes up and pays for Common Shares under the Offer.

     (c) If neither the policy described in section 3.5(a) nor section 3.5(b) is obtained, then for six years after the Offeror takes up and pays for Common Shares under the Offer, the Offeror and Offeror's Parent shall cause the Company and any successor to the Company (or in the event the Company's existence is terminated, Offeror's Parent) to maintain the Company's current officers' and directors' liability insurance, or equivalent insurance covering the current officers and directors of the Company and its Subsidiaries with respect to actions and omissions occurring prior to the date of their resignations in such amounts, and with such deductibles, retained amounts, coverages and exclusions and otherwise on terms and conditions no less advantageous or favourable to such persons than such insurance in effect by the Company on the date that the Offeror takes up and pays for Common Shares under the Offer.

     (d) The Offeror and Offeror's Parent shall cause the Company and its Subsidiaries to continue to indemnify to the maximum extent contemplated law or by the Articles of the Company and constating documents of the Subsidiaries of the Company or indemnification agreements to which the Company or its Subsidiaries are a party such persons who are now or will be entitled on the date the Offeror takes up and pays for Common Shares under the Offer to indemnification thereunder and the Articles of the Company and constating documents of the Subsidiaries of the Company shall not be amended or restated in any manner to reduce or limit the rights of indemnity afforded to the directors and officers of the Company or its Subsidiaries.

     (e) Should any threatened or actual claim, action, suit, or investigation be made against any present or former director, officer, employee, fiduciary or agent of the Company or Subsidiary of the Company who is entitled to be indemnified under the Articles of the Company or constating documents of the Subsidiaries of the Company or any indemnification agreement to which the Company or any Subsidiary of the Company is a party, within six years from the date the Offeror takes up and pays for Common Shares under the Offer, the provisions of this section 3.5 shall continue in effect until the final disposition of all such claims, suits, proceedings or investigations.

     (f) The Offeror's Parent shall cause the Offeror and the Company (and any successor to the Company) and the Subsidiaries of the Company (and any successor to such Subsidiaries) to honour, in accordance with their terms, any indemnification agreements or arrangements provided for under the constating documents of the Company or any of its Subsidiaries, resolutions of their respective boards or shareholders, or any indemnification agreements in existence on the date hereof and as disclosed in the Company Disclosure Schedule between the Company or any Subsidiary of the Company and any present or former director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries and their respective rights to claim under such agreements or arrangements shall survive and continue in full force and effect and without modification, with respect to actions or omissions of such Indemnified Parties occurring prior to the date the Offeror takes up and pays for Common Shares under the Offer, for a period of time of not less than the limitation period applicable under the statutes of limitation applicable to such matters.

3.6       MUTUAL COVENANTS

     (a) Subject to the terms and conditions herein, each party hereto agrees to use all reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and this Agreement, including the execution and delivery of such documents as the other party hereto may reasonably require, and using commercially reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings, including, but not limited to, filings under the Applicable Laws and submissions of information requested by any Agency.

     (b) Each of the parties will use its commercially reasonable efforts to obtain as soon as practicable all waivers and consents of any Agency or any other person required in connection with the consummation of the transactions contemplated by the Offer.

     (c) In furtherance and not in limitation of the foregoing, Offeror's Parent shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement or the Offer under Antitrust Laws.

     (d) Each party hereto shall promptly inform the others of any material communication from the Competition Bureau or any other Agency regarding any of the transactions contemplated by this Agreement or the Offer. If any party or any affiliate thereof receives a request for additional information or documentary material from any such Agency with respect to the transactions contemplated by this Agreement or the Offer, then such party will endeavour in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Offeror's Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Offeror's Parent proposes to make or enter into with such Agency in connection with the transactions contemplated by this Agreement.

                                 ARTICLE 4
                 NO SOLICITATION, TERMINATION AND BREAK FEE

4.1       NO SOLICITATION

     (a) The Company shall, and shall cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Competing Proposal. Except as expressly contemplated by this Agreement, the Company will not, and will not permit any of the Company's Subsidiaries to, directly or indirectly, through the officers, directors, employees, financial advisors, attorneys, accountants, consultants or other agents or advisors of the Company and the Company's Subsidiaries, directly or indirectly solicit, initiate or knowingly encourage the submission of any Competing Proposal; provided that, subject to section 4.1(b), nothing contained in this Article 4 or other provisions of this Agreement shall prevent the Company from engaging in discussions or negotiations with a third party or providing information in respect of, or otherwise responding to, or negotiating, approving and recommending to holders of Common Shares, an unsolicited bona fide Competing Proposal if the Board of Directors has determined in good faith, after consultation with and receiving advice from legal counsel and the Company's financial advisors, that such proposal may constitute or lead to a Superior Proposal or that such action is otherwise required by reason of the fiduciary duties of the directors of the Company under applicable law.

     (b) The Company will notify Offeror's Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Competing Proposal on or after the date hereof, or of any request (other than in the ordinary course of business and whether or not related to a Competing Proposal) for confidential, non-public information relating to the Company or any of the Company's Subsidiaries or for access to the properties, books or records of the Company or any of the Company's Subsidiaries. The Company shall provide such notice orally and in writing and shall identify the person making, and the terms and conditions of, any such Competing Proposal, indication or request. Information provided under this section 4.1(b) shall constitute information which is subject to the Confidentiality Agreement.

     (c) Nothing in this section 4.1 will preclude the Company or its officers and Board of Directors from responding, within the time and manner required by the Applicable Laws, to any take over bid or tender or exchange offer made for the Common Shares and nothing in this Agreement shall be interpreted to extend to acts or omissions of any person acting in his capacity as a director or officer of the Company or otherwise to fetter the proper exercise of discretion by such person.

4.2       MODIFICATION OF RECOMMENDATION

          Notwithstanding the provisions of section 1.3 of this Agreement, in the event that, prior to the Offeror taking up and paying for Common Shares deposited under the Offer,

     (a) a Competing Proposal is proposed, offered or made to the holders of Common Shares or to the Company which is a Superior Proposal, if the Company complies with its obligations under section 4.1 and the Offeror does not, within 48 hours (excluding Saturdays, Sundays, holidays, November 27, 2003 and November 28, 2003) of receipt of notice from the Company that the Board of Directors has determined that the Competing Proposal is a Superior Proposal, agree to amend this Agreement and the Offer to increase the consideration offered under the Offer to an amount having a value at least equal to the value of the consideration offered under the Superior Proposal; or

     (b) the Offeror or Offeror's Parent is in material breach or default of any of its agreements, covenants, representations or warranties contained herein,

the Board of Directors may withdraw, modify or change any recommendation regarding the Offer.

4.3       TERMINATION

          This Agreement may be terminated by written notice by the party (in case of (a), the parties) desiring and have the right to terminate this Agreement at any time prior to the Offeror taking up and paying for Common Shares under the Offer as follows:

     (a) by mutual agreement in writing executed by the Offeror, Offeror's Parent and the Company;

     (b)  by either of the Offeror or the Company:

          (i) after January 31, 2004 if the Offeror has commenced the Offer in accordance with this Agreement but the Offeror has not purchased any Common Shares pursuant to the Offer (provided that, in the event of termination by a party, such party is not in violation of the terms of this Agreement or the Offer); or

          (ii) if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of the Offer shall have become final and non-appealable;

     (c)  by the Offeror:

          (i) if the Minimum Condition or any other condition of the Offer is not satisfied or waived at the expiry time of the Offer (as the same may be extended) and the Offeror in its sole discretion shall not elect to waive such condition or extend the Offer and the Offeror and the Offeror's Parent are not in material breach of their obligations hereunder or under the Offer;

          (ii) at any time if the Company is in default of any material obligation under this Agreement or any representation or warranty of the Company under this Agreement is untrue in any material respect and which is not curable or, if curable, is not cured within the later of (x) 2 business days after notice of such default has been given by the Offeror to the Company and (y) the satisfaction of all conditions of the Offer not related to such default; or

          (iii) if the Board of Directors (x) withdraws or changes its recommendation of the Offer as set forth in section 1.2(a)(iii)B in a manner that has substantially the same effect as a withdrawal or (y) recommends that holders of Common Shares accept, or vote in favour of, a transaction that constitutes a Superior Proposal.

     (d)  by the Company if:

          (i) the Offeror does not commence the Offer within the time contemplated by section 1.1 except if such failure is due to (A) a breach of this Agreement by the Company or (B) a material delay in performance of the Company's obligations under this Agreement;

          (ii) prior to the purchase, taking-up or payment of Common Shares pursuant to the Offer, in accordance with the terms of this Agreement and the Offer, if the Offeror or Offeror's Parent is in default of any material obligation under this Agreement or any representation or warranty of the Offeror or Offeror's Parent under this Agreement is untrue in any material respect and which is not curable or, if curable, is not cured within the later of (x) 2 business days after notice of such breach has been given by the Company to Offeror's Parent and (y) the satisfaction of all conditions to the Offer not related to such breach; or

          (iii) the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company so notifies Offeror's Parent in writing, and the Company, concurrently with such termination pursuant to this clause
                 (iii) pays the fees required to be paid to Offeror's Parent pursuant to section 4.5(b).

4.4       EFFECT OF TERMINATION

          In the event this Agreement is terminated as provided in section 4.3, this Agreement shall, except for the payment obligations of the Company pursuant to section 4.5, become void and of no further force and effect and no party shall have any liability or obligation (howsoever and whensoever arising) under or in relation to this Agreement to any other party hereunder or to their respective shareholders, directors, officers or employees, except as set forth in section 4.5, provided that nothing herein will relieve or have the effect of resulting in relieving the Offeror and Offeror's Parent in any way from liability for damages incurred or suffered by the Company as a result of a breach by the Offeror or Offeror's Parent of their obligations in this Agreement or prejudice the rights of the Company as a result of such breach.

4.5       EXPENSES AND NON-COMPLETION FEE

     (a) Subject to section 4.5(b) below, whether or not the Offeror takes up and pays for Common Shares under the Offer, all costs, expenses and liabilities incurred in connection with the Offer, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs, expenses or liabilities.

     (b) Provided that the Offeror and the Offeror's Parent are not in material default of their obligations under this Agreement to be performed at or prior to the occurrence of any event referred to in (i) through (ix) of this section 4.5(b), if at any time after the execution of this Agreement,

          (i) the Board of Directors has withdrawn, redefined or changed any of its recommendations or determinations as set forth in section 1.2(a)(iii)B in a manner adverse to the Offeror or shall have resolved to do so prior to the expiry of the period during which Common Shares may be deposited under the Offer;

          (ii) the Board of Directors shall have failed to reaffirm its recommendation of the Offer by press statement within five full business days after the public announcement or commencement of any Competing Proposal (or, in the event that the Offer shall be scheduled to expire within such five business days, prior to the scheduled expiry of the Offer);

          (iii) the Board of Directors shall have recommended that holders of Common Shares accept, or vote in favour of, a Competing Proposal;

          (iv) a Competing Proposal has been made and publicly announced by a Competing Proposal Offeror, prior to the expiry time of the Offer and not withdrawn at least five days prior to the expiry time of the Offer, and the Offer is not completed as a result of the Minimum Condition not being satisfied and more than 20% of the outstanding Common Shares (on a non-diluted basis) are acquired under such Competing Proposal;

          (v) the Company consummates a Competing Proposal with the Competing Proposal Offeror, or a person acting jointly or in concert with the competing Proposal Offeror (within the meaning of that expression as used in the Applicable Laws) prior to the expiration of 270 days following termination of this Agreement;

          (vi) the Competing Proposal Offeror together with persons acting jointly or in consent with the Competing Proposal Offeror, acquires sufficient Common Shares of the Company that, together with their currently held Common Shares, would constitute control of the Company, prior to the expiration of 270 days following termination of this Agreement; or

          (vii) the Company enters into a definitive agreement with respect to a Competing Proposal with any third party (which, for greater certainty, will not include a confidentiality and standstill agreement), prior to the expiration of 180 days following the termination of this Agreement, and thereafter consummates such Competing Proposal, provided that the fee specified in this section 4.5(b)(vii) shall not be payable in the event of a termination of this Agreement following the non-satisfaction of any of paragraphs (a), (b), (c), (d),
                 (i) or (k) in the Bid Conditions unless such condition was not satisfied as a result of any action (or failure to take any action) by the Company or its Subsidiaries;

          (viii) this Agreement is terminated pursuant to section
                 4.3(d)(iii), or

          (ix) the Company fails to comply with or breaches any covenant made in this Agreement or any representation or warranty of the Company in this Agreement is untrue, which failure, breach or misrepresentation, if not cured, would be reasonably likely to be Materially Adverse to the Company or reasonably likely to prevent the Offeror from proceeding with the Offer or impose material limitations or conditions on the purchase by or sale to the Offeror of the Common Shares under the Offer or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or the Offeror's ability to effect a Compulsory Acquisition or Second-Step Transaction, and which is not curable or, if curable, is not cured within the later of (x) 2 business days after notice of such failure, breach or misrepresentation has been given by the Offeror to the Company and (y) the satisfaction of all conditions of the Offer not related to such failure, breach or misrepresentation, then the Company shall pay to Offeror's Parent the sum of $3.52 million by way of wire transfer in immediately available funds as Offeror's Parent may direct, as liquidated damages. Such payment will be due (i) in the case of an event specified in section 4.5(b)(i), (ii), (iii), or (ix) within five business days after such event, (ii) in the case of an event specified in section 4.5(b)(viii), at the time of the termination of this Agreement by the Company; or (iii) in the case of an event specified in section 4.5(b)(iv), (v), (vi) or (vii) on the day of consummation of the transaction referred to therein. The Company shall not be obligated to make more than one payment pursuant to this section 4.5.

4.6       LIQUIDATED DAMAGES

          The parties acknowledge that the payments described in section
4.5 are a payment of liquidated damages which are paid in lieu of actual damages and represent a genuine pre-estimate of the damages which Offeror's Parent or the Company, as the case may be, will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties. The parties irrevocably waive any right they may have to raise as a defence that any of such liquidated damages are excessive or punitive. For greater certainty, the parties agree that the payment of the payments described in section 4.5 are the sole monetary remedy of the party receiving such payment. Nothing herein shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants and agreements set forth in the agreement or otherwise to obtain specific performance of any such covenant or agreement, without the necessity of posting bond or security in connection therewith.

                                 ARTICLE 5
                             GENERAL PROVISIONS

5.1       BROKERS

The parties represent and warrant to each other that, except for Credit Suisse First Boston, in the case of the Company, no broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or any similar transaction based upon arrangements made by or on behalf of the parties hereto.

5.2       DISCLOSURE

          Disclosure of this Agreement, its terms and conditions and the transactions that it contemplates, or any confidential information provided by any party in connection therewith shall be made only:

     (a) to any legal counsel to or financial advisor engaged by, any of the parties hereto;

     (b) with the approval of each of the parties, which approval shall not be withheld unreasonably, may be oral, and may be given on behalf of a party by its counsel;

     (c)  as required by the Applicable Laws or any Agency; or

     (d) as may be necessary to implement and complete the Offer and the other transactions contemplated herein.

Each party shall agree with the others as to the timing and wording of press releases and other disclosure of or relating to the Offer and the other transactions contemplated herein. Notwithstanding the foregoing, the parties shall be entitled to describe or append this Agreement in the Company's Directors' Circular, and provide copies thereof to their respective boards of directors and to those employees, lenders and professional advisors that need to know details about this Agreement in order for the parties to perform their covenants or satisfy the conditions set out in this Agreement.

5.3       NOTICES

          Any notice or other communications required or permitted to be given hereunder shall be in writing and be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is confirmed):

     (a) in the case of the Offeror or Offeror's Parent, to the following address:

          Honeywell International Inc.
          101 Columbia Road
          Morristown, New Jersey 07962

          Attention:    Senior Vice President and General Counsel

          Facsimile:    (973) 455-4217

     with a copy to:

          Honeywell International Inc.
          1600 Utica Avenue S
          Suite 300
          St. Louis Park, MN  55416

          Attention:    Vice President and General Counsel -
                        Automation and Control Solutions

          Facsimile:    (952) 656-1231

          With a copy to:

          Osler, Hoskin & Harcourt LLP
          Box 50, 1 First Canadian Place
          Toronto, ON  M5X 1B8

          Attention:    Stephen Arnold

          Facsimile:    (416) 862-6666

     (b)  in the case of the Company, to the following address:

          Silent Witness Enterprises Ltd.
          6554 176 St
          Surrey, B.C.
          V3S 4G5

          Attention:    Rob Bakshi

          Facsimile No.:604 574-1527

          With a copy to:

          McCarthy Tetrault LLP
          1300 - 777 Dunsmuir Street
          Vancouver, British Columbia  V7Y 1K2

          Attention:    Tim McCafferty

          Facsimile:    (604) 622-5680

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section, and if so given the same shall be deemed to have been received on the date of such delivery or sending.

5.4       DEFINITIONS

          For the purposes of this Agreement, those terms defined in
Exhibit I shall have the meanings attributed to them in that Exhibit.

5.5       HEADINGS AND REFERENCES

          The division of this Agreement into articles, sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. Unless otherwise specified, references to articles or sections are to articles and sections of this Agreement.

5.6       NUMBER, GENDER AND PERSONS

          In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or Agency.

5.7       DATE FOR ACTION

          If the date on which any action is required to be taken hereunder is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

5.8       SEVERABILITY

          If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the agreement to preserve each party's anticipated benefits under the Agreement.

5.9       ENTIRE AGREEMENT

          This Agreement, together with the Confidentiality Agreement, supersedes all prior agreements, commitments or understandings between the parties hereto with respect to the subject matter hereof and constitutes the entire agreement between the parties with respect to the subject matter hereof.

5.10      AMENDMENT

          This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

5.11      WAIVER

          At any time prior to the Offeror taking up and paying for Common Shares under the Offer, either the Company on the one hand, and the Offeror and Offeror's Parent, on the other hand may:

     (a) extend the time for the performance of any of the obligations or other acts of the other; or

     (b) waive compliance with any of the agreements of the other or with any conditions to its own obligations,

in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

5.12      GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of British Columbia and Ontario with respect to any matter arising hereunder or related hereto.

5.13      CURRENCY

          Except as expressly indicated otherwise, all sums of money referred to in this Agreement are expressed and shall be payable in Canadian dollars.

5.14      COUNTERPARTS

          This Agreement may be executed in any number of original or facsimile counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

5.15      SEPARATE AGREEMENTS, COVENANTS AND OBLIGATIONS

          The agreements and covenants of any party to this Agreement are the separate agreements and covenants of such party and such party shall have no liability or obligation in respect of the agreements and covenants of any other party to this Agreement, except that Offeror's Parent shall be responsible for causing the Offeror to carry out and perform the obligations of the Offeror hereunder and be liable in the event of any breach or default by the Offeror,

5.16      THIRD PARTIES

          Nothing in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto, or a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that, the provisions of section 1.7 and section 3.5 are intended to be for the benefit of, and shall be enforceable by, the employees, officers and directors of the Company and its Subsidiaries affected thereby and their heirs and representatives.

5.17      NO PERSONAL LIABILITY

     (a) No director, officer or employee of the Company shall have any personal liability to the Offeror or Offeror's Parent or persons named in section 5.16 under this Agreement.

     (b) No director, officer or employee of the Offeror or Offeror's Parent shall have any personal liability to the Company or persons named in section 5.16 under this Agreement.

5.18      ASSIGNMENT AND APPLICATION

          This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the consummation of the Offer without the prior written consent of the other party hereto, except that Offeror may assign to the Offeror's Parent or any other subsidiary of Offeror's Parent any and all rights, interests and obligations of Offeror under this Agreement (provided that such entity remains a subsidiary of the Offeror's Parent until the consummation of the Offer). Offeror's Parent covenants and agrees to cause the Offeror to carry out its obligations under this Agreement and agrees that the representations and warranties relating to the Offeror shall be construed as extending to it.

5.19      EXHIBITS

          The following are the Exhibits to this Agreement, which form an integral part hereof:

          Exhibit I     -    Definitions

          Exhibit II    -    Conditions of the Offer

          Exhibit III   -    Representations and Warranties of the Offeror
                             and Offeror's Parent

          Exhibit IV    -    Representations and Warranties of the Company

          IN WITNESS WHEREOF, the parties have executed this Agreement.

                                       678669 B.C. LTD.

                                       /s/ Anne T. Madden
                                       --------------------
                                       Anne T. Madden
                                       Authorized Signatory

                                       HONEYWELL INTERNATIONAL INC.

                                       /s/ Anne T. Madden
                                       --------------------
                                       Anne T. Madden,
                                       Vice President-Corporate Planning
                                       and Development

                                       SILENT WITNESS ENTERPRISES LTD.

                                       /s/ Rob Bakshi
                                       --------------------
                                       Rob Bakshi,
                                       CEO and Chairman of the Board

                                 EXHIBIT I
                            TO SUPPORT AGREEMENT

                                DEFINITIONS

"ACT" means the Company Act (British Columbia), as the same may be amended or re-enacted or any successor legislation thereto.

"AFFILIATE" shall have the meaning attributed to it under the Act.

"AGENCY" means any:

     (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, official, minister, bureau or agency, domestic or foreign;

     (b) subdivision, agent, commission, board or authority of any of the foregoing; or

     (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

"AGREEMENT" means this Agreement including the Exhibits hereto.

"ANTITRUST LAWS" means any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority.

"APPLICABLE LAWS" means the Act, United States federal securities laws, the securities legislation of each province and territory of Canada where holders who are resident in such province or territory hold not less than 2% of the Company's Common Shares, the rules, regulations and forms made or promulgated under that legislation, and the published policies, bulletins and notices of the regulatory authorities administering that legislation and the published rules, regulations, bylaws and policies of The Toronto Stock Exchange and the National Association of Securities Dealers, Inc., as any of the foregoing may be amended from time to time.

"APPURTENANCES" means all privileges, rights, easements and appurtenances both at law and equity belonging to or for the benefit of Real Property, including any means of access between such Real Property and a public way, rights in respect of or for any other uses upon which the present use is dependent (such as pipelines, cables, railway sidings) and all rights existing in and to any streets, alleys, passages and other rights-of-way.

"BID CONDITIONS" means the conditions set out in Exhibit II.

"BOARD OF DIRECTORS" means the board of directors of the Company.

"BUSINESS DAY" means any day on which commercial banks are generally open for business in Vancouver, British Columbia, other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia.

"COMMON SHARES" means Common shares without par value in the capital of the Company as constituted on the date hereof.

"COMPANY" means Silent Witness Enterprises Ltd., a company incorporated under the Act.

"COMPANY'S DISCLOSURE DOCUMENTS" means the Company's audited financial statements for the fiscal year-ended July 31, 2003 including the notes thereto and Management's Discussion and Analysis contained therein, the Company's Form 20-F/Annual Information Form for each of the fiscal years ended July 31, 2002 and July 31, 2003 and all other interim financial statements, reports to shareholders and material change reports filed pursuant to the Applicable Laws since December 31, 2002.

"COMPANY DISCLOSURE SCHEDULE" means a written disclosure schedule delivered by the Company to the Offeror's Parent prior to or concurrently with the execution of this Agreement.

"COMPETING PROPOSAL" does not include the Offer but means:

     (a) the possible acquisition of, or business combination with, the Company or any of its Subsidiaries (whether by way of merger, amalgamation, arrangement, consolidation, takeover bid, tender offer, purchase of shares, purchase of assets or otherwise);

     (b) the possible acquisition of any material portion of the shares or assets of the Company or any of its Subsidiaries;

     (c) any takeover bid, tender offer, stock exchange takeover bid or other purchase or acquisition of equity securities of the Company that, if consummated, would result in any person beneficially owning 50% or more of any class of equity securities of the Company; or

     (d) any other transaction, the consummation of which would reasonably be expected to prevent or materially impeded, interfere with or delay the consummation of the Offer.

"COMPETING PROPOSAL OFFEROR" means any person, other than the Offeror, Offeror's Parent, or any affiliate of Offeror's Parent that, prior to the expiry time of the Offer, has made and publicly announced a Competing Proposal that is not withdrawn at least five days prior to the expiry time of the Offer.

"COMPULSORY ACQUISITION" means the acquisition of the Common Shares not deposited under the Offer pursuant to the provisions of Section 255 of the Act.

"CONFIDENTIALITY AGREEMENT" means the agreement dated May 28, 2003 between Offeror's Parent and the Company.

"CONTRACT" means any contract, commitment or understanding (including any lease, license, loan agreement, guarantee, security, indemnity, indenture or other instrument), whether written or oral.

"ENCUMBRANCE" means any lien, charge, title retention right, security interest, pledge, hypothecation or encumbrance of any nature or kind whatsoever.

"EXCESS TREASURY SHARES" has the meaning defined in paragraph (b) of the Representations and Warranties of the Company set forth in Exhibit IV.

"IMPROVEMENTS" means all plants, buildings, structures, fixtures, erections and improvements located on, over, under or upon the Real Property including those under construction and any mechanical, electrical, plumbing, heating and air-conditioning systems relating to the Real Property.

"INDEBTEDNESS" of any person, means, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets other than purchase orders incurred in the ordinary course of business; (d) all obligations of such person in respect of the deferred purchase price of property, assets or services (excluding current accounts receivable payable incurred in the ordinary course of business); (e) all Indebtedness of third parties secured by (or for which the holder of such Indebtedness has an existing right, contingent right or otherwise, to be secured by) any lien on property or assets owned by or acquired by such person, whether or not the Indebtedness secured thereby has been assumed; (f) all guarantees by such person of Indebtedness of others; (g) all capital leases of such person; (h) all obligations, contingent or otherwise, of such person as an account party to letters of credit and letters of guarantee (other than in connection with inventory purchased in the ordinary course of business); and (i) all obligations of such person, contingent or otherwise, of such person in respect of bankers' acceptances.

"LAND EXCHANGE AGREEMENT" has the meaning defined in subparagraph (k)(ii) of the Representations and Warranties of the Company set forth in Exhibit IV.

"LEASED REAL PROPERTY" means lands and/or premises which are used by the Company or any of the Subsidiaries and which are leased, subleased, licensed to or otherwise occupied by the Company or any of the Subsidiaries and the interest of the Company and the Subsidiaries in all Improvements and Appurtenances.

"LOSSES" means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, liabilities for Taxes, deficiencies, reasonable costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter.

"MATERIALLY ADVERSE" means, with respect to a person, circumstance, term, asset, agreement, obligation, liability, covenant, sale, disposition, expenditure, event, change, compliance, breach, violation, default or other action, occurrence or effect (collectively, a "fact") that is or would reasonably be expected to be material and adverse to the condition of that person and its Subsidiaries, taken as a whole, provided that, for all purposes of this Agreement, a fact shall be deemed not to be Materially Adverse to a person unless the effect of such fact is or would reasonably be expected to be, or, in the case of any fact described in Exhibit III or
Exhibit IV, is, or would reasonably be expected to be, when combined with any other fact described in such Exhibit III or Exhibit IV (without duplication), material and adverse to the condition of such person and its Subsidiaries, taken as a whole, and provided for greater certainty that a fact shall not be deemed to be Materially Adverse if it consists of, or results from, any change, effect, event, circumstance, action or occurrence
(i) in or relating to the Canadian or United States economy or financial, credit or securities markets in general including, without limitation, any reduction in major markets indices, (ii) in or relating to currency exchange rates, (iii) in or relating to the industries in which the Company or Offeror's Parent operates or the markets for any of the Company's or Offeror's Parent products or services in general, (iv) reasonably attributable to the announcement of the Offer and anticipated closing thereof, (v) in or relating to the trading price of the Shares, or (vi) in or relating to Canadian or United States generally accepted accounting principles or regulatory accounting requirements;

"MINIMUM CONDITION" has the meaning defined in paragraph (a) of the Bid Conditions;

"OFFER" means the takeover bid to be made by the Offeror offering to acquire all of the outstanding Common Shares at a price per share of $11.27 payable in cash, including any amendments to, or extensions of, such offer, including without limitation, increasing the consideration offered, removing, waiving or altering any condition or extending the date by which Common Shares may be deposited under such offer.

"OFFER DOCUMENTS" means the take over bid circular setting out the Offer, together with the Letter of Transmittal, Notice of Guaranteed Delivery and other related documents, together with any amendments or supplements to such documents.

"OPTIONS" has the meaning defined in section 1.1(a).

"OWNED REAL PROPERTY" means real property, owned or purported to be owned in fee simple, by the Company or any of the Subsidiaries, or real property, other than Leased Real Property, in which the Company or any of the Subsidiaries has an interest, including all Improvements and Appurtenances.

"PERSON" includes an individual, corporation, incorporated or unincorporated association, syndicate or organization, partnership, limited liability company, joint venture, association, joint stock company, trust, trustee, executor, administrator or other legal representative or other entity.

"REAL PROPERTY" means the Owned Real Property and the Leased Real Property.

"RIGHTS PLAN" means the Share Rights Plan pursuant to the Share Rights Plan Agreement dated November 12, 1999 between the Company and Computershare Trust Company, as trustee.

"SECOND-STEP TRANSACTION" has the meaning defined in section 1.6.

"SENIOR MANAGEMENT OF THE COMPANY" means Messrs. Rob Bakshi, Tom Gill, Darren Jarvis, Curtis Smith and Coleen Hunter.

"SUBSIDIARY" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary.

"SUPERIOR PROPOSAL" means a bona fide Competing Proposal which is determined by the board of directors in good faith by majority vote of its members, after consultation with the Company's financial advisors, to be one which would, if consummated in accordance with its terms, result in a transaction more favourable to the holders of the Common Shares than the Offer with a value of not less than $0.50 per share in excess of the value of the Offer or, if applicable, any amended Offer by the Offeror. For the purpose of this Agreement, the value of any non-cash consideration proposed to be paid, delivered or issued under any Superior Proposal or by the Offeror (unless the consideration proposed to be paid, delivered or issued by the Offeror includes an all-cash option in which case the Offer shall be valued on a per share basis as such cash consideration) shall be determined by the Board of Directors (having consulted any financial advisor of the Company or obtained other independent financial advice), acting reasonably.

"TAXES" means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any government or governmental body, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes, provincial and state income taxes), capital taxes, payroll and employee withholding taxes, unemployment insurance, social insurance taxes (including Canada Pension Plan payments), goods and services tax, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipt taxes, business licence taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers compensation, pension assessment and other governmental charges and other obligations of the same or of a similar nature to any of the foregoing which the Company or any of its Subsidiaries is required to pay, withhold or collect.

"TAX RETURNS" includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by law in respect of Taxes;

"TRANSACTION EXPENSES" means all reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, printing, translation, registrar and transfer agent, and other administrative or professional fees, costs and expenses of third parties incurred by the Company in connection with the solicitation of bids or expressions of interest in relation to the Company prior to the execution of this Agreement, the preparation, negotiation and settlement of this Agreement, the preparation and mailing of a Directors Circular and structuring and the completion of the transactions contemplated by the Offer and this Agreement and any incentive fees payable by the Company to its senior officers in connection with completion of the Offer.

                                EXHIBIT II
                            TO SUPPORT AGREEMENT

                          CONDITIONS OF THE OFFER

          The Offeror shall have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited thereunder unless all of the following conditions are satisfied or waived by the Offeror at or prior to the expiry time of the Offer (the "Expiry Time"):

     (a) there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares that constitute at least 90% of the outstanding Common Shares on a fully diluted basis other than Common Shares already held at the date of the Offer by, or by a nominee for, the Offeror or its affiliates (the "Minimum Condition");

     (b) all necessary consents, authorizations, governmental and regulatory approvals, orders, rulings and exemptions (including, without limitation, those of any stock exchange or securities or other regulatory authorities) shall have been obtained on terms and conditions satisfactory to the Offeror, including, without limiting the generality of the foregoing, (i) an advance ruling certificate ("ARC") pursuant to section 102 of the Competition Act (Canada) shall have been issued by the Commissioner of Competition (the "Commissioner") appointed under that Act; or
          (ii) the relevant waiting period in section 123 of the Competition Act (Canada) shall have expired and a "no action" letter indicating that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act (Canada) shall have been received from the Commissioner, and any terms and conditions attached to any such letter would not have a Materially Adverse effect on either Offeror's Parent or Offeror's Parent's global video controls business or the Company; or (iii) pursuant to section 113(c) of the Competition Act (Canada) the Commission shall have waived the obligation to comply with Part IX of the Competition Act (Canada) and there shall be no threatened or actual application by the Commissioner for an order under section 92 or 100 of the Competition Act (Canada) in respect of the transactions contemplated hereby which would have a Materially Adverse effect on either Offeror's Parent or Offeror's Parent's global video controls business or the Company;

     (c) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority, stock exchange or administrative agency or commission or by any elected or appointed public official in Canada or elsewhere, whether or not having the force of law and no law, regulation or policy shall have been proposed, enacted, promulgated or applied:

          (i) which has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares,

          (ii) which, if the Offer were consummated, would materially adversely affect the Company or Offeror's Parent or its global video controls business; or

          (iii) which, if the Offer were consummated, would adversely affect the Company or the Offeror's ability to effect a Compulsory Acquisition or a Second-Step Transaction;

     (d) there shall not exist any prohibition at law against the Offeror making the Offer, taking up and paying for any Common Shares deposited under the Offer or completing a Compulsory Acquisition or a Second-Step Transaction;

     (e) since the announcement of the Offer, the Company and its Subsidiaries shall not have taken or proposed to take any action that has not been disclosed in writing to the Offeror prior to announcement of the Offer, or publicly disclosed that they intend to take any action that has not been disclosed in writing to the Offeror prior to the announcement of the Offer, and the Offeror shall not have otherwise learned of any previous action taken by the Company or its Subsidiaries which had not been publicly disclosed prior to the announcement of the Offer, that would have a material adverse effect on the Company or that would prevent the Offeror from proceeding with the Offer or that would impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common Shares under the Offer or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or the Offeror's ability to effect a Compulsory Acquisition or a Second-Step Transaction, other than actions that have been consented to by the Offeror;

     (f) there shall be no more than 7,952,952 Common Shares outstanding (which number of Common Shares shall be reduced by any Options which are surrendered to the Company for cancellation and payment in cash in lieu of exercise and cancelled pursuant to such surrender or share appreciation rights that are settled by a cash payment without issuance of Common Shares) and all of the Options and any other rights, warrants or entitlements to acquire Common Shares shall have been either exercised or otherwise cancelled, terminated, released surrendered or waived by the holders thereof (and including for this purpose, the cancellation of any Common Shares held by the Company which are not reserved for transfer on account of any Options or share appreciation rights);

     (g) there shall not have been any breach of a covenant, nor shall any representation or warranty be untrue at the date it was given or deemed to have been given, or the date of take-up under the Offer, by the Company pursuant to the provisions of this Agreement, except for any breaches or untrue representations which, individually or in the aggregate, would not be Materially Adverse to the Company or would not prevent the Offeror from or significantly impair the Offeror in proceeding with the Offer or taking up and paying for Common Shares under the Offer or completing a Compulsory Acquisition or all possible Second-Step Transactions;

     (h) the Company shall have waived the provisions of the Company's Rights Plan in respect of the Offer;

     (i) there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever which materially adversely affects or involves, or may materially adversely affect or involve, the general economic, financial, currency exchange or securities in Canada or elsewhere, or the financial condition, business, operations, assets, affairs or prospects of Company and its Subsidiaries, taken as a whole (other than those reasonably attributable to the announcement of the Offer), or which impairs the Offeror in proceeding with the Offer or taking up and paying for Common Shares deposited under the Offer or that would impose material limitations or conditions on the purchase by or sale to the Offeror of the Common Shares under the Offer or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or the Offeror's ability to effect a Compulsory Acquisition or Second-Step Transaction;

     (j) there does not exist and there shall not have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing prior to the commencement of the Offer) any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), prospects, share or debt ownership, results of operations, cash flows, properties, articles, by-laws, licenses, permits, rights, or privileges, whether contractual or otherwise, or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of the Company and its Subsidiaries taken as a whole which is or may be Materially Adverse to Company or the value of the Common Shares to the Offeror;

     (k) there shall not have occurred an actual or announced change in tax legislation applicable to the Company (including a press release issued by the Minister of Finance of Canada to amend the Tax Act or a final rule to further amend the United States Internal Revenue Code of 1986, or an announcement condition, event or development involving a change or a prospective change) that directly or indirectly has or may have a Materially Adverse effect with respect to the business or operations of Company and its Subsidiaries taken as a whole with respect to the regulatory regime applicable to their respective businesses and operations or with respect to completing a Compulsory Acquisition or Subsequent Acquisition Transaction or that increases or would increase the effective tax cost of the Offer to the Offeror; and

     (l) the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of Company or any of its Subsidiaries with any securities commission or similar securities regulatory authority in any of the provinces of Canada, including without limitation any annual information form, financial statement, material change report or management proxy circular or in any document so filed or released by Company or its Subsidiaries to the public which is materially adverse to the Company or significantly impairs the Offeror in proceeding with the Offer or taking up and paying for Common Shares deposited under the Offer or that would impose material limitations or conditions on the purchase by or sale to the Offeror of the Common Shares under the Offer or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or the Offeror's ability to effect a Compulsory Acquisition or Second-Step Transaction; and

                                EXHIBIT III
                            TO SUPPORT AGREEMENT

             REPRESENTATIONS AND WARRANTIES OF THE OFFEROR AND
                              OFFEROR'S PARENT

(a) Organization and Qualification. Each of the Offeror and Offeror's Parent has been duly incorporated and is validly existing as a corporation under the jurisdiction of its incorporation, amalgamation or continuance and has full corporate power and authority to own its assets and conduct its business as now owned and conducted.

(b) Authority Relative to this Agreement. Each of the Offeror and Offeror's Parent has the requisite corporate power and authority to execute and deliver into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of the Offeror and Offeror's Parent and the consummation by each of the Offeror and Offeror's Parent of the transactions contemplated by this Agreement, including without limitation, the making of the Offer and the taking up of and payment for Common Shares thereunder have been duly authorized by all requisite corporate action on the part of each of the Offeror and Offeror's Parent and no other corporate proceedings on the part of either the Offeror or Offeror's Parent are necessary to authorize this Agreement and the transactions contemplated hereby, including without limitation, the making of the Offer and the taking up of and payment for Common Shares thereunder. This Agreement has been duly executed and delivered by each of the Offeror and Offeror's Parent and constitutes a legal, valid and binding obligation of each of the Offeror and Offeror's Parent, enforceable against each of the Offeror and Offeror's Parent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting the availability of equitable remedies and the enforcement of creditors' rights generally and to general principles of equity and public policy and the fact that the Currency Act (Canada) precludes a court in Canada from giving judgment in any currency other than Canadian currency. The execution and delivery by either the Offeror or Offeror's Parent of this Agreement and the performance by it of its obligations hereunder, including without limitation, the making of the Offer and the taking up of and payment for Common Shares thereunder, will not result in a material violation or breach of:

     (i)    any provision of its constating documents;

     (ii) any applicable law, or, to its knowledge, any regulation, order, judgment or decree (subject to obtaining the authorizations, consents and approvals referred to in paragraph
            (e)), or

     (iii) any material contract, agreement, arrangement or understanding to which it is a party or by which its properties are bound or subject which will have a Material Adverse effect on Offeror's Parent or significantly impede the completion of the transactions contemplated by this Agreement.

(c) Approvals. Other than in connection with or in compliance with the provisions of the Competition Act (Canada), the Hart-Scott-Rodino Act, foreign antitrust laws and the Applicable Laws, no authorization, consent or approval of, or filing with, any Agency is necessary for the consummation by either the Offeror or Offeror's Parent of its obligations under this Agreement, including without limitation, the making of the Offer and the taking up of and payment for Common Shares thereunder, except for such authorizations, consents, approvals and filings the failure to obtain or make which would not, individually or in the aggregate, prevent, significantly impede or materially delay the consummation or completion of the transactions contemplated by this Agreement.

(d) Availability of Financing. The Offeror has available to it financing sufficient to permit it to fulfil its obligations under this Agreement and make full payment for securities which the Offeror has agreed to acquire under the Offer and pay all related fees and expenses. If the Offeror is borrowing funds, the Offeror has provided to the Company evidence of the availability of such credit facilities or funding sources (and any modifications, variations and amendments thereto) setting out the terms and conditions of such credit facilities or funding sources.

(e) Actions. There are (i) no claims, actions, proceedings, suits, investigations or reviews pending or, to the best of the knowledge of either the Offeror or Offeror's Parent threatened against the Offeror or Offeror's Parent or any of their properties or assets by or before any Agency or (ii) existing facts or conditions which may reasonably be expected, individually or in the aggregate, to be a proper basis for claims, actions, proceedings, suits, investigations or reviews; that, in either case, either individually or in the aggregate, could, or prevent, hinder or materially delay the consummation of the transactions contemplated hereby, including, without limitation, the making of the Offer and the taking up of, and payment for Common Shares thereunder.

                                EXHIBIT IV
                            TO SUPPORT AGREEMENT

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(a) Organization and Qualification. The Company has been duly incorporated and is validly existing as a corporation under the Act and has all requisite corporate power and authority to own, lease and operate properties and conduct its businesses as currently conducted. The Company is duly qualified to carry on business, and is in good-standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified or in good standing has, or would have, a Materially Adverse effect on the Company.

(b) Capitalization. The authorized capital of the Company consists of 100,000,000 Common Shares and 10,000,000 Preference Shares. As at the date of this Agreement there are (i) 7,468,541 Common Shares issued and outstanding (excluding 549,900 Common Shares which are held by the Company and which have not been cancelled) as fully paid and non-assessable shares, (ii) 57,411 Common Shares reserved for issue or transfer pursuant to all oustanding share appreciation rights granted prior to the date of this Agreement (assuming that the "Market Price" applicable under the share appreciation rights shall be determined to be the price per Common Share referred to in Section 1.1(a)), (iii) 427,000 Common Shares reserved for issue or transfer pursuant to all oustanding Options granted prior to the date of this Agreement and
     (iv) no Preference Shares outstanding. Except as set forth on the Company Disclosure Schedule and the rights of the parties and the securityholders of the Company under this Agreement and the transactions contemplated herein, there are no Options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations obligating the Company to issue, transfer or sell any shares of the Company or securities or obligations of any kind convertible into or exchangeable for any shares of the Company, nor are there outstanding any share appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the share price, book value, income or any other attribute of the Company.

(c) Subsidiaries. Other than the Subsidiaries set forth on the Company Disclosure Schedule, there are no Subsidiaries of the Company the total assets of which constituted more than ten percent of the consolidated assets of the Company or the total revenues of which constituted more than ten percent of the consolidated revenues of the Company, in each case as set out in the consolidated financial statements of the Company for the year ended July 31, 2003 and including each Subsidiary of the Company that directly or indirectly holds an equity interest in each such Subsidiary. Each of the Subsidiaries of the Company is validly existing and has all requisite corporate authority to own, lease and operate its properties and conduct its businesses as currently conducted. Neither the nature of its business nor the location or character of the assets owned or leased by any of the Subsidiaries of the Company requires it to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction other than jurisdictions where the relevant Subsidiary is duly registered, licensed or otherwise qualified for such purpose as previously disclosed to the Offeror's Parent. All of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership interests of such Subsidiaries are validly issued, fully paid and non assessable and except:

     (i)    as previously disclosed to the Offeror's Parent;

     (ii) pursuant to the constating documents of any Subsidiary or any shareholder, partnership or joint venture or other similar agreements for Subsidiaries that are not wholly-owned; or

     (iii)  pursuant to existing financing arrangements;

     all such shares and other ownership interests owned directly or indirectly by the Company are owned free and clear of all Encumbrances other than as previously disclosed to Offeror's Parent. There are no outstanding Options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such share or other ownership interests in any such Subsidiaries. There are no Options, warrants, entitlements, conversion privileges or other rights, agreements, arrangements or commitments obligating any such Subsidiaries to issue or sell any shares of such Subsidiary or securities or obligations of any kind convertible into or exchangeable for any shares of such Subsidiary.

(d) Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereunder, subject to approval of the Directors Circular by the Board of Directors provided that additional corporate proceedings on the part of the Company, including approvals by the Board of Directors and in some cases holders of Common Shares may be required to authorize (i) a Compulsory Acquisition; (ii) a Second-Step Transaction; (iii) the transactions described in section 1.5 and (iv) cancellation of the Excess Treasury Shares. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable by the Offeror and Offeror's Parent against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting the availability of equitable remedies and the enforcement of creditors' rights generally and to general principles of equity and public policy and the fact that the Currency Act (Canada) precludes a court in Canada from giving judgment in any currency other than Canadian currency. The execution and delivery by the Company of this Agreement and performance by it of its obligations hereunder and the transactions contemplated hereby will not result in:

     (i) a material violation or breach of any provision of or constitute a default (or an event that with notice or lapse of time or both would become a default) under,

            (A) its constating documents or those of any of its Subsidiaries,

            (B) any applicable law or, to its knowledge, any regulation, order, judgment or decree (subject to obtaining the authorizations, consents and approvals referred to in paragraph (e)), or

            (C) any material contract, agreement, arrangement, understanding, license, franchise or permit to which it or any of its Subsidiaries is a party or by which any of them or their properties is bound or is subject, or

     (ii) the imposition of any Encumbrance upon any of its assets or the assets of any of its Subsidiaries.

(e) Approvals. Other than in connection with or in compliance with the provisions of the Competition Act (Canada), the Hart-Scott-Rodino Act, foreign antitrust laws and the Applicable Laws, no authorization, consent or approval of, or filing with, any Agency is necessary for the consummation by the Company of its obligations under this Agreement, except for such authorizations, consents, approvals and filings the failure to obtain or make would not prevent, significantly impede or materially delay the consummation or completion of the transactions contemplated by this Agreement.

(f) Financial Statements and Disclosure Documents. The audited financial statements of the Company prepared on a consolidated basis, for and as at the years ended July 31, 2002 and July 31, 2003 have been prepared in accordance with generally accepted accounting principles in Canada ("GAAP") consistently applied (except as noted in such statements) and fairly present in all material respects the financial position of the Company and its Subsidiaries as at the respective dates thereof and the results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis for the respective periods covered thereby. The Company has filed with the appropriate Agency true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it under the Applicable Laws since July 31, 2001. The Company's Disclosure Documents were, as of their respective dates, in compliance in all material respects with the Applicable Laws and did not, when filed, contain any "misrepresentation" within the meaning of the Applicable Laws and complied in all material respects with the requirements of Applicable Laws and make full disclosure of and provision for all material actual and contingent liabilities.

(g) Absence of Certain Changes or Events. Since July 31, 2003, except as has been publicly disclosed in one or more documents filed under the Applicable Laws prior to the date of this Agreement or as contemplated by this Agreement or disclosed to the Offeror or Offeror's Parent in writing:

     (i) the Company has conducted its business only in the ordinary course of business;

     (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Company and its Subsidiaries, taken as a whole, has been incurred other than in the ordinary course of business;

     (iii) none of the Company or any of the Subsidiaries, directly or indirectly, has declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its shares and has not, directly or indirectly, purchased or otherwise acquired any of its shares;

     (iv) there has not been any change that, individually or in the aggregate, is or has been Materially Adverse to the Company; and

     (v) as of the date of this Agreement, there are no material change reports filed on a confidential basis with any Agency or any other documents with any securities regulatory agency which remain confidential.

(h) Disclosure. The Company has not failed to disclose in the Company's Disclosure Documents or to the Offeror or Offeror's Parent in writing, on or prior to the date of this Agreement, any information regarding any event, circumstance or action taken or failed to be taken since July 31, 2003 within the knowledge of the Company and not within the knowledge of the Offeror or Offeror's Parent as at the date of this Agreement which could reasonably be expected to be Materially Adverse to the Company. Without limitation, since July 31, 2003, except as set forth in the Company's Disclosure Documents that have been filed prior to the date of this Agreement pursuant to the Applicable Laws or, prior to the date of this Agreement, disclosed in writing to the Offeror or Offeror's Parent:

     (i) except as disclosed in the Company Disclosure Schedule or as contemplated in this Agreement, none of the Company nor any of its Subsidiaries has (A) become a party to any written or oral agreement providing for severance, retention or termination payments to, or any employment agreement with, any officer or director, (B) granted any bonuses, salary increases, severance or termination payments to any officer or director or (C) entered into or modified any change of control, collective bargaining, bonus, incentive compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for, in respect of, or for the benefit or welfare of any employees of the Company or any of its Subsidiaries;

     (ii) except as contemplated in this Agreement, none of the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that, either individually or in the aggregate, are material to the Company except those incurred in the ordinary course of business;

     (iii) except as specifically contemplated by this Agreement, neither the Company nor any Subsidiary of the Company is or has become bound by any voting trust or other agreement or understanding with respect to the voting of any equity interests of the Company or any such Subsidiary;

     (iv) except as specifically contemplated by this Agreement, neither the Company nor any Subsidiary of the Company is or has become bound by any material restrictions on the business or activities of the Company or any of its Subsidiaries;

     (v) there have been no material claims, actions, proceedings, suits, investigations or reviews and, to the best of the Company's knowledge, no facts or conditions have arisen which may reasonably be expected, individually or in the aggregate, to be a proper basis for material claims, actions, proceedings, suits, investigations or reviews, commenced or, to the best of the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their properties by or before any Agency, nor is the Company aware of any basis for any such claim, action, proceeding, suit, investigation or review; and

     (vi) none of the Company nor any of its Subsidiaries nor any of their properties has been the subject of a judgement, order, writ, injunction or decree.

(i) Compliance. None of the Company nor any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of:

     (i)    its constating documents;

     (ii) any law or, to its knowledge, any rule, regulation, order, judgement or decree applicable to it or by which any of its properties is bound or affected, or

     (iii) any material contract, agreement, license, franchise or permit to which it is a party or by which any of its properties is bound or is subject.

(j)  Sarbanes-Oxley Compliance, etc.

     (i) The Company has complied with and maintains the disclosure controls and procedures required by the U.S. Securities Exchange Act of 1934 Rule 13a-14 and Rule 15d-14. Such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Company's filings with the SEC and other public disclosure documents and the conclusions regarding the effectiveness of the disclosure controls and procedures set forth in the SEC Reports are true and correct in all material respects.

     (ii) The chief executive officer and the chief financial officer of the Company have signed, and the Company has filed with the SEC, all certifications required by Sections 302 and Section 906 of the Sarbanes-Oxley Act with respect to the SEC Reports filed since such certifications have been required and such certifications were true and correct when filed, contained no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn.

     (iii) Neither the Company nor any of its officers has received any notice from the SEC or any other governmental entity that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge other than comments from the SEC on Company filings, which comments have either been satisfied or withdrawn by the SEC.

     (iv) At the time of the signing of the audit report for any audit period commencing on or after January 1, 2000, as required by applicable law at the time the financial statements were signed by the auditor of the Company, the auditor of the Company's financial statements for each such period was (A) qualified as an "independent accountant" as required by the U.S. Securities and Exchange Act of 1934, as amended (and the rules and regulations promulgated thereunder) and (B) complied with the auditor independence requirements of applicable Canadian securities laws.

     (v) For purposes of this paragraph (j), (A) "SEC" shall mean the U.S. Securities and Exchange Commission; (B) "Sarbanes-Oxley Act" shall mean the U.S. Sarbanes-Oxley Act of 2002 and the rule and regulations promulgated thereunder; (C) "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act; and
            (D) "SEC Reports" shall mean all forms, reports and documents required to be filed by the Company with the SEC which were subject to the requirements of the Sarbanes-Oxley Act.

(k)  Property.

     (i) Except as has been disclosed to Offeror's Parent prior to the execution of this Agreement, each of the Company and its Subsidiaries has good and marketable title to, is the legal and beneficial owner of the Owned Real Property or is entitled to the benefits of all of its properties and assets (real and personal, tangible and intangible, including Leased Real Property) necessary to permit the operation of its businesses as presently conducted. A full and complete description of all such property, including a list of all Owned Real Property (by reference to the owner, municipal address and legal description) and all Leased Real Property (by reference to the terms thereof and all relevant documents, including amendments, extension notices, registered notices, non-disturbance agreements) has been previously disclosed in writing to Offeror's Parent. Such properties and assets are not subject to any Encumbrance of any kind except those Encumbrances which do not adversely affect the value of such properties and assets, individually or in the aggregate, or as is reflected in the balance sheets forming part of the financial statements of the Company and except where the failure to have such title, or the existence of such Encumbrance, individually or in the aggregate, would not be Materially Adverse to the Company.

     (ii) The Company is in the process of negotiating a land exchange agreement with LNF Holdings Inc. with respect to Company lands legally described as Parcel Identifier: 025-639-781 Lot 1
            Section 3 Township 2 New Westminster District Plan BCP5151 and LNF Holdings Inc. lands legally described as a portion of Parcel Identifier: 013-219-081 Parcel "A" (Reference Plan 2726) North East Quarter Section 3, Township 2 and at District Lot 167 Group 2, New Westminster District (the "Land Exchange Agreement"). Except as disclosed in the Company Disclosure Schedule, the Company has not entered into the Land Exchange Agreement or any other agreement respecting the sale, transfer or exchange of the lands which are the subject of the Land Exchange Agreement.

     (iii) Except as previously disclosed to Offeror's Parent, there are no (A) agreements, undertakings or other documents which affect or relate to the title to, or ownership, operation or management of, the Owned Real Property or (B) agreements or understandings between the landlord and tenant, or sublandlord and subtenant, or other relevant parties, other than as contained in the Real Property Leases, relating to the rights and obligations of the parties thereto or relating to the use and occupation of the Leased Real Property.

(l)  Tax Matters.

     (i) Each of the Company and its Subsidiaries has filed all Tax Returns required to be filed by it (and such returns are true, complete and correct in all material respects), has paid in full on a timely basis all Taxes that are imposed under any laws or by any relevant taxing authority that are due and payable and has made adequate provision in the financial statements referred to above for the payment of all Taxes not then due and payable including all Taxes shown to be payable on the returns or on subsequent assessments with respect thereto and no other Taxes are payable by the Company or any of its Subsidiaries with respect to the items or time periods covered by the returns. Each of the Company and its Subsidiaries has made and will have made adequate and timely payment of instalments on account of Taxes for each of the taxation periods ending on or before the date on which the Offeror takes up and pays for the Common Shares under the Offer. With respect to any taxation period up to and including the date on which the Offeror takes up and pays for Common Shares under the Offer for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable, each of the Company and its Subsidiaries has only incurred liabilities for Taxes in the ordinary course of its business consistent with past practice. Except as disclosed in writing to the Offeror or Offeror's Parent prior to the date of this Agreement, there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any tax return or the payment of any Taxes. No deficiencies exist or have been asserted with respect to Taxes of the Company or any of its Subsidiaries, neither the Company nor any Subsidiary of the Company is a party to any action or proceeding or assessment or collection of Taxes, nor has any such event been asserted or threatened against the Company or any of its Subsidiaries or any of their respective assets and to the best of the Company's knowledge, as of the date of this Agreement none of the Company nor any of its Subsidiaries is subject to any assessments, penalties or levies with respect to Taxes that will result in any liability on its part in respect of any period ending on or before the date of this Agreement in excess of the amount provided for in the financial statements referred to above. Except as disclosed in writing to the Offeror or Offeror's Parent prior to the date of this Agreement, to the knowledge of the Company and its Subsidiaries, no audit, investigation, assessment or reassessment of Taxes is reasonably anticipated or imminent.

     (ii) Each of the Company and the Subsidiaries has duly and timely withheld all Taxes and other amounts required by law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any person, including any employees, officers or directors and any non-resident person), and has duly and timely remitted to the appropriate governmental authority such Taxes and other amounts required by law to be remitted by it.

     (iii) Each of the Company and the Subsidiaries has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and local, state, provincial or territorial sales taxes, required by law to be collected by it and has duly and timely remitted to the appropriate governmental authority any such amounts required by law to be remitted by it.

(m) Environmental Laws. Except as disclosed in writing to the Offeror or Offeror's Parent prior to the date of this Agreement:

     (i) the operations of the Company and its Subsidiaries are in compliance with all applicable environmental laws and environmental permits in Canada and in other applicable foreign jurisdictions with environmental regulatory jurisdiction over the Company or any of its Subsidiaries except where the failure to be in compliance would not have a Material Adverse effect on the Company; and

     (ii) none of the Company nor any of its Subsidiaries is, with respect to its businesses and operations, aware of or subject to any written notice, written notice of default, order, summons, or notice of judgment or commencement of proceedings of any nature related to any material breach, liability or remedial action (or alleged material breach, liability or remedial action) arising under environmental laws and environmental permits that could reasonably be expected to be, individually nor in the aggregate, Materially Adverse to the Company, and none of the Company or its Subsidiaries have (with respect to such businesses and operations) at any time given any written undertakings with respect to remedying any breach of, or liability under, environmental laws that have not been duly performed, which breach or liability could reasonably be expected to be, individually or in the aggregate, Materially Adverse to the Company.

(n) Books and Records. The corporate records and minute books of the Company and its Subsidiaries have been maintained substantially in accordance with all applicable laws and are complete and accurate in all material respects.

(o) Insurance. Policies of insurance in force as of the date hereof, naming the Company and its Subsidiaries as insureds adequately cover all risk reasonably and prudently foreseeable in the operation and conduct of the businesses of the Company and its Subsidiaries in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are in full force and effect and none of the Company or any of the Subsidiaries is in default, as to the payment of premiums or otherwise, under the terms of any such policy. The Company has previously disclosed to Offeror's Parent in writing a complete list of all policies of insurance which the Company or any of the Subsidiaries maintain and the particulars of such policies, including the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible and a summary of all claims under each such policy for the past three years.

(p) Employment Agreements. Except as set forth in the Company Disclosure Schedule, the Company is not a party to any written or oral employment, service or consulting agreement specifically providing for severance or termination payments to any officer of the Company.

(q) Non-Arm's Length Transactions. Except as set forth in the Company Disclosure Schedule, no director or officer, former director or officer, shareholder or employee of, or any other person not dealing at arm's length (within the meaning of the Income Tax Act (Canada)) with, the Company or any Subsidiary or any affiliate of the foregoing is engaged in any transaction or arrangement with or is a party to a contract with, or has any indebtedness, liability or obligation to, the Company or any of the Subsidiaries except for employment arrangements with employees, the terms of which have been disclosed to Offeror's Parent.

(r) Pension and Employee Benefits. Except as disclosed to the Offeror or Offeror's Parent in writing prior to the date of this Agreement, neither the Company nor any Subsidiary of the Company has, or is subject to, any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, Option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, program policy or practice, formal or informal, with respect to its employees.

(s)  Material Agreements. Other than:

     (i)    as referred to in the Company's Disclosure Documents;

     (ii) agreements, copies of which were in the data or information rooms maintained by the Company made available to Offeror's Parent; or

     (iii)  as set forth in a list provided to Offeror's Parent;

     there are no agreements material to the conduct of the Company's business. Except as disclosed in writing to Offeror's Parent or the Offeror, such agreements are all in full force and effect unamended and there are no outstanding material defaults or violations under any such agreements on the part of the Company or any of the Subsidiaries or, to the Company's knowledge, on the part of any other party to such agreements and no approval or consent of any person is needed in order that such agreements continue in full force and effect following consummation of the transactions contemplated hereby.

(t) Indebtedness. The Company, together with its Subsidiaries on a consolidated basis, does not have any Indebtedness (excluding liabilities incurred in the ordinary course of business).

(u) Liens, etc. Except as disclosed in writing to Offeror's Parent prior to the date hereof, there are no pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions or encumbrances of any kind or character whatsoever on any material asset of the Company or its Subsidiaries.

(v)  Intellectual Property.

     (i) The Company has previously disclosed to Offeror's Parent a true, correct and complete list (including, to the extent applicable, registration, application or file numbers) of all patents, registered copyrights, registered trademarks, trade names, and registered service marks owned by the Company or any Subsidiary of the Company, including all domain names that are registered in the name of the Company or any Subsidiary of the Company and that are currently used in connection with the Company's business as it is now conducted, and all registrations of or applications for registration of any of the foregoing, including any additions thereto or extensions, continuations, renewals or divisions thereof (setting forth the registration, issue or serial number and a description of the same) (collectively, together with all trade dress, trade secrets, processes, formulae, designs, know-how and other intellectual property rights that are so owned, the "Owned Intellectual Property"). The Company has previously disclosed to Offeror's Parent true, correct and complete copies of each registration or application for registration covering any of the Owned Intellectual Property which is registered with, or in respect of which any application for registration has been filed with, any governmental entity.

     (ii) All patents, copyrights, trademarks, trade names, service marks, domain names, trade dress, trade secrets, processes, formulae, designs, know-how and other intellectual property rights held by the Company or any Subsidiary of the Company under a license or similar arrangement (collectively, the "Licensed Intellectual Property" and, together with the Owned Intellectual Property, the "Intellectual Property"), together with the Owned Intellectual Property, includes all of the intellectual property rights owned or licensed by the Company and its Subsidiaries that are reasonably necessary to conduct the Company's business as it is now conducted. The Company, directly or through its Subsidiaries, has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use, the Owned Intellectual Property free and clear of all liens and encumbrances and no person or entity other than the Company and its Subsidiaries has any material right or interest of any kind or nature in or with respect to the Owned Intellectual Property or any portion thereof or any material rights to use, market or exploit the Owned Intellectual Property or any portion thereof, except for rights that have been granted by the Company or any of its Subsidiaries to its customers as part of sales in the ordinary course of business or as disclosed in the Company Disclosure Schedule.

     (iii) Except as set forth the Company Disclosure Schedule, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company or any Subsidiary of the Company of any Intellectual Property, as is reasonably necessary to conduct the Company's business as it is currently conducted does or did
            (i) infringe on any patent, trademark, copyright or other right of any other person or (ii) constitute a misuse or misappropriation of any trade secret, know-how process, proprietary information or other right of any other person (each an "Infringement"). Since January 1, 2000, except (i) as set forth on the Company Disclosure Schedule, (ii) for agreements previously delivered to Purchaser with a claiming party pursuant to which such party has released or otherwise agreed to settle such claim of Infringement or (iii) settlements of claims of Infringements which were not individually or in the aggregate material, neither the Company nor any of its Subsidiaries has received in writing any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of Infringement or is aware of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. Except as required under any license agreements or similar agreements to which the Company or any Subsidiary of the Company is bound which (i) were placed in the Data Room on or prior to Thursday, August 21, 2003 or (ii) have previously been delivered by the Company to the Offeror's Parent, there are no restrictions on the ability of the Company or any Subsidiary of the Company to commercially exploit any Owned Intellectual Property or any Licensed Intellectual Property.

     (iv) Except for agreements which (i) were placed in the Data Room on or prior to Thursday, August 21, 2003 or (ii) previously delivered to Offeror's Parent, neither the Company nor any Subsidiary of the Company has any obligation to indemnify any third party for any claims of any infringement, misappropriation or violation relating to any Intellectual Property.

     (v) Except for agreements which (i) were placed in the Data Room on or prior to Thursday, August 21, 2003 or (ii) have previously been delivered by the Company to the Offeror's Parent, there are no settlement agreements, consents, judgments, orders, forbearance to sue or similar obligations limiting or restricting any rights of the Company or any Subsidiary of the Company in and to any Intellectual Property.

     (vi) Each of the Company and the Subsidiaries of the Company is using or holding Intellectual Property to which it is not the sole beneficial and registered owner with the consent of or a licence from the owner of such Intellectual Property, all of which such consents or licences are in full force and effect and no material default exists on the part of the Company or any of the Subsidiaries of the Company or, to the knowledge of the Company or any of the Subsidiaries of the Company, on the part of any of the parties thereto.

(v) Inventory. All inventories of the Company and its Subsidiaries are valued on the books of the Company and its Subsidiaries at the lower of cost, using the first in, first out method, or net realizable value in accordance with GAAP consistently applied. Inventories of finished goods are saleable and all other inventories are merchantable or usable and all inventories are in quantities usable or saleable in the ordinary course of business. The inventory levels have been maintained at the amounts required for the operations of the Company and its Subsidiaries as previously conducted and such inventory levels are adequate for such operations.

(w) Major Suppliers and Customers. Other than as a result of the announcement of the Offer or the anticipated completion of the Offer, to the Company's knowledge, no material supplier or customer has any intention to change its relationship or the terms upon which it conducts business with the Company or any of its Subsidiaries.